Exhibit 99.1

PRESS RELEASE

WASTE SERVICES ANNOUNCES
AGREEMENT TO ACQUIRE SOUTH FLORIDA OPERATIONS AND TO
DIVEST ARIZONA OPERATIONS
BURLINGTON, Ontario, July 20, 2006 / PRNewswire-FirstCall/ — Waste Services, Inc. (Nasdaq: WSIID) today announced that it has signed a definitive agreement to expand its presence in Florida by acquiring Allied Waste’s South Florida operations for $61 million in cash (with a potential future payment of $2 million). These operations consist of a collection company, a transfer station that is permitted to process 800 tons per day and a materials recovery facility providing service in Miami-Dade County. Waste Services expects to internalize a portion of the municipal solid waste volume collected in this market into its JED Landfill in Central Florida.
Waste Services also announced today that it has signed a definitive agreement for the sale of its Arizona operations to Allied Waste for $53 million in cash. Both transactions are subject to certain customary closing conditions and are expected to close by the end of the third quarter.
David Sutherland-Yoest, Chairman and Chief Executive Officer of Waste Services, stated, “We believe that these transactions make strategic sense for both companies. In particular, we are pleased to announce our entry into Miami-Dade County, the largest market in Florida, which further strengthens our presence in the state. We expect the net impact of these transactions to add approximately $7 to $8 million of EBITDA on an annualized basis.”
Waste Services, Inc., a Delaware corporation, is a multi-regional integrated solid waste services company that provides collection, transfer, disposal and recycling services in the United States and Canada. The company’s web site is http://www.wasteservicesinc.com. Information on the company’s web site does not form part of this press release.
For information contact:
Mark A. Pytosh, Executive Vice President
and Chief Financial Officer
Waste Services, Inc.
561-237-3420